EXHIBIT 11

                          e.spire COMMUNICATIONS, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ in thousands, except per share data)

                                               Three months ended March 31,
                                            1999                   1998
                                     -------------------    --------------------

Net Loss                                 $ (57,188)              $(32,095)

Less: Preferred Stock Accretion              9,697                   8,493
                                     -------------------    --------------------

Net Loss to Common Stockholders            (66,885)                (40,588)

Add: Convertible Preferred
     Dividends Saved                         9,697                   8,493

Net Loss to Common Stockholders,
    Dilutive Basis                       $ (57,188)              $(32,095)
                                     ===================    ====================


                     AVERAGE SHARES OUTSTANDING

Weighted Average Number of
  Common Shares Outstanding              48,687,218              37,709,282

Net additional shares assuming
  stock options and warrants
  exercised and proceeds used
  to purchase treasury stock              1,271,505              11,938,445
                                     -------------------    --------------------

Weighted average number of common and
  common equivalent shares outstanding   49,958,723              49,647,727
                                      ==================    ====================


                          PER SHARE AMOUNTS

Basic earnings per share                     $ (1.37)                $ (1.08)
                                      ==================    ====================

Diluted earnings per share                   $ (1.14)                $ (0.65)
                                      ==================    ====================